Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”), dated as of March 29, 2021 (the “Commencement Date”), is between Reprints Desk, Inc., a Delaware corporation (the “Company”), Research Solutions, Inc., a Nevada corporation (“Research Solutions”), and Roy W. Olivier (“Executive”).

1.Position and Responsibilities

(a)Position.  Executive is employed by the Company to render services to both the Company and Research Solutions in the position of Interim Chief Executive Officer and President.  Executive shall perform such duties and responsibilities as are normally related to such position in accordance with the standards of the industry and any additional duties now or hereafter assigned to Executive by the Board of Directors of each of the Company and Research Solutions.  Executive shall abide by the rules, regulations, and practices as adopted or modified from time to time in the Company’s or Research Solutions’ sole discretion.

(b)Other Activities.  Except upon the prior written consent of the Company, Executive will not, during the term of this Agreement, (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with Executive’s duties and responsibilities hereunder or create a conflict of interest with the Company, provided that Executive is expressly permitted to serve on the governing boards of entities that do not compete with the Company.

(c)No Conflict.  Executive represents and warrants that Executive’s execution of this Agreement, Executive’s employment with the Company, and the performance of Executive’s proposed duties under this Agreement shall not violate any obligations Executive may have to any other employer, person or entity, including any obligations with respect to proprietary or confidential information of any other person or entity.

(d)Term.  The term of employment of Executive by the Company pursuant to this Employment Agreement (the “Term”) shall be for the period commencing on the Commencement Date and ending on September 21, 2021, or such earlier date that Executive’s employment is terminated in accordance with the provisions of this Agreement.

(e)Exercise of Certain Options.  Within five busines days following the Commencement Date, Executive shall fully exercise options granted to Executive on February 8, 2018 entitling Executive to purchase up to 65,000 shares of the Company’s common stock at a per share price of $1.15.

2.Compensation and Benefits

(a)Base Salary.  In consideration of the services to be rendered under this Agreement, the Company shall pay Executive a salary at the rate of Three Hundred Seventy-One Thousand Five Hundred Twenty Dollars ($371,520) per year (“Base Salary”).  The Base Salary shall be paid in accordance with the Company’s regularly established payroll practice.  Executive’s Base Salary will be reviewed from time to time in accordance with the established procedures of the Company for adjusting salaries for similarly situated employees and may be adjusted in the sole discretion of the Company.

(b)Bonus Compensation.  Executive is eligible to participate in the executive bonus plan as determined by the Board of Directors of each of the Company and Research Solutions.

(c)Benefits.  Executive shall be eligible to participate in the benefits made generally available by the Company to its employees, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company’s sole discretion.

(d)Expenses.  The Company shall reimburse Executive for reasonable business expenses incurred in the performance of Executive’s duties hereunder in accordance with the Company’s expense reimbursement guidelines.

3.At-Will Employment; Termination By the Company

(a)At-Will Termination by the Company.  The employment of Executive shall be “at-will” at all times.  The Company may terminate Executive’s employment with the Company at any time, without any advance notice, for any reason or no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies or practices of the Company relating to the employment, discipline or termination of its employees.  Upon and after such termination, all obligations of the Company under this Agreement shall cease, unless Executive’s employment is terminated without Cause, in which case the Company shall provide Executive with the severance benefits described in Section 3(b) below.

(b)Severance.  Except in situations where the employment of Executive is terminated For Cause, By Death or By Disability (as defined in Section 4 below), in the event that the Company terminates the employment of Executive at any time prior to the end of the Term, Executive will be eligible to receive an amount equal to that portion of the then-current Base Salary that would be payable to Executive from such termination date through the end of the Term, payable in the form of salary continuation.  Executive’s eligibility for severance is conditioned on Executive having first signed a release agreement in the form attached as Exhibit A.  Executive shall not be entitled to any severance payments if Executive’s employment is terminated For Cause, By Death or By Disability (as defined in Section 4 below), if Executive’s employment is terminated by Executive (in accordance with Section 5 below), or upon the expiration of the Term.

4.Other Terminations By the Company

(a)Termination For Cause.  For purposes of this Agreement, “For Cause” shall mean: (i) Executive commits a crime involving dishonesty, breach of trust, or physical harm to any person; (ii) Executive willfully engages in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; (iii) Executive commits a material breach of this Agreement, which breach is not cured within twenty (20) days after written notice to Executive from the Company; (iv) Executive willfully refuses to implement or follow a lawful policy or directive of the Company, which breach is not cured within twenty (20) days after written notice to Executive from the Company; or (v) Executive engages in misfeasance or malfeasance demonstrated by a pattern of failure to perform job duties diligently and professionally.  The Company may terminate Executive’s employment

For Cause at any time, without any advance notice.  The Company shall pay to Executive all compensation to which Executive is entitled up through the date of termination, subject to any other rights or remedies of Employer under law; and thereafter all obligations of the Company under this Agreement shall cease.

(b)By Death.  Executive’s employment shall terminate automatically upon Executive’s death.  The Company shall pay to Executive’s beneficiaries or estate, as appropriate, any compensation then due and owing.  Thereafter all obligations of the Company under this Agreement shall cease.  Nothing in this Section shall affect any entitlement of Executive’s heirs or devisees to the benefits of any life insurance plan or other applicable benefits.

(c)By Disability.  If Executive becomes eligible for the Company’s long term disability benefits or if, in the sole opinion of the Company, Executive is unable to carry out the responsibilities and functions of the position held by Executive by reason of any physical or mental impairment for more than ninety (90) consecutive days or more than one hundred and twenty days (120) in any twelve-month period, then, to the extent permitted by law, the Company may terminate Executive’s employment.  The Company shall pay to Executive all compensation to which Executive is entitled up through the date of termination, and thereafter all obligations of the Company under this Agreement shall cease.  Nothing in this Section shall affect Executive’s rights under any disability plan in which Executive is a participant.

5.At-Will Termination By Executive

Executive may terminate employment with the Company at any time for any reason or no reason at all, and in such circumstance the Company requests that Executive provide to the Company two weeks’ advance written notice. Executive shall continue to diligently perform all of Executive’s duties hereunder following Executive’s provision to the Company of any advance notice of Executive’s termination of his employment.  In the event that Executive provides to the Company two weeks’ advance written notice of Executive’s termination of his employment with the Company, the Company shall have the option, in its sole discretion, to make Executive’s termination effective at any time prior to the end of such notice period as long as the Company pays Executive all compensation to which Executive is entitled up through the last day of the two week notice period. Thereafter all obligations of the Company shall cease.

6.Termination Obligations

(a)Return of Property.  Executive agrees that all property (including without limitation all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by Executive incident to Executive’s employment belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment.

(b)Resignation and Cooperation.  Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices then held with the Company and Research Solutions.  At the request of the Board of Directors of each of the Company and Research Solutions, upon termination of Executive’s employment for any reason, executive shall resign from all directorships with the Company and Research Solutions.  Following any termination of employment, Executive shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees.  Executive shall also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Executive’s employment by the Company.

(c)Continuing Obligations.  Executive understands and agrees that Executive’s obligations under Sections 6, 7, and 8 herein (including Exhibit B) shall survive the termination of Executive’s employment for any reason and the termination of this Agreement.

7.Inventions and Proprietary Information; Prohibition on Third Party Information

(a)Proprietary Information Agreement.  Executive agrees to sign and be bound by the terms of the Confidential Information and Inventions Assignment Agreement, which is attached as Exhibit B (“Proprietary Information Agreement”).

(b)Non-Solicitation.  Executive acknowledges that because of Executive’s position in the Company, Executive will have access to material intellectual property and confidential information.  During the term of Executive’s employment and for one year thereafter, in addition to Executive’s other obligations hereunder or under the Proprietary Information Agreement, Executive shall not, for Executive or any third party, directly or indirectly (i) divert or attempt to divert from the Company any business of any kind, including without limitation the solicitation of or interference with any of its customers, clients, members, business partners or suppliers, or (ii) solicit or otherwise induce any person employed by the Company to terminate his employment.

(c)Non-Disclosure of Third Party Information.  Executive represents and warrants and covenants that Executive shall not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others at any time, including but not limited to any proprietary information or trade secrets of any former employer, if any; and Executive acknowledges and agrees that any violation of this provision shall be grounds for Executive’s immediate termination For Cause and could subject Executive to substantial civil liabilities and criminal penalties.  Executive further specifically and expressly acknowledges that no officer or other employee or representative of the Company has requested or instructed Executive to disclose or use any such third party proprietary information or trade secrets.

8.Arbitration

(a)ARBITRATION.  EXCEPT AS PROVIDED IN SECTION 8(b) BELOW, EXECUTIVE AGREES THAT ANY DISPUTE OR CONTROVERSY ARISING OUT OF, RELATING TO, OR CONCERNING ANY INTERPRETATION, CONSTRUCTION, PERFORMANCE OR BREACH OF THIS AGREEMENT, SHALL BE SETTLED BY ARBITRATION TO BE HELD IN LOS ANGELES COUNTY, CALIFORNIA, IN ACCORDANCE WITH THE RULES THEN IN EFFECT OF THE AMERICAN ARBITRATION ASSOCIATION.  THE ARBITRATOR MAY GRANT INJUNCTIONS OR OTHER RELIEF IN SUCH DISPUTE OR CONTROVERSY.  THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE AND BINDING ON THE PARTIES TO THE ARBITRATION.  JUDGMENT MAY BE ENTERED ON THE ARBITRATOR'S DECISION IN ANY COURT HAVING JURISDICTION.  THE COMPANY SHALL PAY ALL

OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH OF THE COMPANY AND EXECUTIVE SHALL SEPARATELY PAY THEIR COUNSEL FEES AND EXPENSES.

THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE'S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP (EXCEPT AS PROVIDED IN SECTION 8(b) BELOW), INCLUDING, BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

i.ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION;

ii.ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL, STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, AND LABOR CODE SECTION 201, et seq.; AND

iii.ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

(b)EQUITABLE REMEDIES. EXECUTIVE AGREES THAT IT WOULD BE IMPOSSIBLE OR INADEQUATE TO MEASURE AND CALCULATE THE COMPANY'S DAMAGES FROM ANY BREACH OF THE COVENANTS SET FORTH IN SECTIONS 1 AND 7 HEREIN.  ACCORDINGLY, EXECUTIVE AGREES THAT IF EXECUTIVE BREACHES ANY OF SUCH SECTIONS, THE COMPANY WILL HAVE AVAILABLE, IN ADDITION TO ANY OTHER RIGHT OR REMEDY AVAILABLE, THE RIGHT TO OBTAIN AN INJUNCTION FROM A COURT OF COMPETENT JURISDICTION RESTRAINING SUCH BREACH OR THREATENED BREACH AND TO SPECIFIC PERFORMANCE OF ANY SUCH PROVISION OF THIS AGREEMENT.  I FURTHER AGREE THAT NO BOND OR OTHER SECURITY SHALL BE REQUIRED IN OBTAINING SUCH EQUITABLE RELIEF AND I HEREBY CONSENT TO THE ISSUANCE OF SUCH INJUNCTION AND TO THE ORDERING OF SPECIFIC PERFORMANCE.

(c)CONSIDERATION.  EXECUTIVE UNDERSTANDS THAT EACH PARTY'S PROMISE TO RESOLVE CLAIMS BY ARBITRATION IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT, RATHER THAN THROUGH THE COURTS, IS CONSIDERATION FOR THE OTHER PARTY'S LIKE PROMISE.  EXECUTIVE FURTHER

UNDERSTANDS THAT EXECUTIVE IS OFFERED EMPLOYMENT IN CONSIDERATION OF EXECUTIVE’S PROMISE TO ARBITRATE CLAIMS.

9.Amendments; Waivers; Remedies

This Agreement may not be amended or waived except by a writing approved by the Board of Directors of each of the Company and Research Solutions and signed by Executive and by a duly authorized representative of the Company and Research Solutions other than Executive.  Failure to exercise any right under this Agreement shall not constitute a waiver of such right.  Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches.  All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

10.Assignment; Binding Effect

(a)Assignment.  The performance of Executive is personal hereunder, and Executive agrees that Executive shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement.  This Agreement may be assigned or transferred by the Company; and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.

(b)Binding Effect.  Subject to the foregoing restriction on assignment by Executive, this Agreement shall inure to the benefit of and be binding upon each of the parties; the affiliates, officers, directors, agents, successors and assigns of the Company; and the heirs, devisees, spouses, legal representatives and successors of Executive.

11.Notices

All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered:  (a) by hand; (b) by a nationally recognized overnight courier service; or (c) by United States first class registered or certified mail, return receipt requested, to the principal address of the other party, as set forth below.  The date of notice shall be deemed to be the earlier of (i) actual receipt of notice by any permitted means, or (ii) two (2) business days following dispatch by overnight delivery service or five (5) business days following dispatch by the United States Mail.  Executive shall be obligated to notify the Company in writing of any change in Executive’s address.  Notice of change of address shall be effective only when done in accordance with this paragraph.

Company’s Notice Address:

Research Solutions, Inc.

10624 S. Eastern Ave., Suite A-614

Henderson, NV 89052

Attention: CFO

Executive’s Notice Address:

Roy W. Olivier

1720 Oneco Avenue

Winter Park, FL 32789

12.Severability

If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect.  In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

13.Taxes

All amounts paid under this Agreement (including, without limitation, Base Salary and Severance) shall be paid less all applicable state and federal tax withholdings and any other withholdings required by any applicable jurisdiction.

14.Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of California.

15.Interpretation

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party.  Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement.  Whenever the context requires, references to the singular shall include the plural and the plural the singular.

16.Obligations Survive Termination of Employment

Executive agrees that any and all of Executive’s obligations under this Agreement, including but not limited to Exhibit B, shall survive the termination of employment and the termination of this Agreement.

17.Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

18.Authority

Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of its obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

19.Entire Agreement

This Agreement is intended to be the final, complete, and exclusive statement of the terms of Executive’s employment by the Company and may not be contradicted by evidence of any prior or contemporaneous statements or agreements, except for agreements specifically referenced herein (including the Confidential Information and Inventions Assignment Agreement attached as Exhibit B).  To the extent that the practices, policies or procedures of the Company, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.  Any subsequent change in Executive’s duties, position, or compensation will not affect the validity or scope of this Agreement.

20.Executive Acknowledgement

EXECUTIVE ACKNOWLEDGES EXECUTIVE HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT, THAT EXECUTIVE HAS READ AND UNDERSTANDS THE AGREEMENT, THAT EXECUTIVE IS FULLY AWARE OF ITS LEGAL EFFECT, AND THAT EXECUTIVE HAS ENTERED INTO IT FREELY BASED ON EXECUTIVE’S OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

REPRINTS DESK, INC.

By:

Name: John Regazzi

Title: Lead Independent Director

RESEARCH SOLUTIONS, INC.

By:

Name: John Regazzi

Title: Lead Independent Director

EXECUTIVE

Roy W. Olivier

EXHIBIT A

RELEASE AGREEMENT

Date

Employee Name

Employee Address

Employee Address

Dear __________:

This letter agreement (this “Agreement”) confirms the terms of your separation from the employment of Reprints Desk, Inc. (the “Company”) and Research Solutions, Inc. (“Research Solutions”) and consideration in exchange for your waiver and general release of claims in favor of the Company, Research Solutions and each of their officers, directors, employees, agents, representatives, subsidiaries, divisions, affiliated companies, successors, and assigns (collectively, the “Company Parties”).

1.

Termination of employment.  Your employment with the Company and Research Solutions shall terminate effective as of _____________ (the “Termination Date”).  Effective as of the Termination Date, you shall cease to represent to any third parties that you are affiliated with Company and/or Research Solutions, in any way.  You acknowledge and affirm that on or before execution of this Agreement, we delivered to you a final paycheck that includes payment for all accrued wages, salary, accrued and unused vacation time, reimbursable expenses, and any similar payments due and owing to you from the Company and Research Solutions as of the Termination Date.

2.

Payment.  Not sooner than the 8th day after the execution and delivery of this Agreement, and provided that the Agreement has not been revoked by you prior to that date, the Company shall commence payment of the discretionary severance cash benefit in the amount provided in and in accordance with the terms of Section 3(b) of that certain Executive Employment Agreement dated March 29, 2021, among you, the Company and Research Solutions, less all standard and applicable withholdings and payroll taxes (the “Severance Payment”).

3.

Release.  In consideration of the terms and provisions of this Agreement, you, for yourself and your successors, assigns, heirs, executors and administrators, hereby absolutely, fully, and forever irrevocably and unconditionally release and discharge the Company Parties from any and all manner of action or actions, cause or causes of action, suits, debts, liabilities, claims, accountings, demands, obligations, damages, reckonings, and liens of every kind, nature and description whatsoever, whether known or unknown, anticipated or unanticipated, suspected or unsuspected, (the bold portion defined collectively as "Claims") which you have or at any time heretofore had from the beginning of the world to the date of this Agreement, including but not limited to any and all Claims arising under common law or statutory law, including any and all administrative Claims, and any and all Claims for breach of any contract, express or implied, breach of any covenant of good faith and fair dealing, express or implied, employment discrimination, sexual harassment, fraud, misrepresentation, defamation, disparagement, any restriction on the right of the Company to terminate employees, any violation of public policy, any violation of constitutional rights, or any violations of federal, state or other governmental statute, regulation, or ordinance, including, without limitation:  (a) Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 2000e et seq. (race, color, religion, sex and national origin discrimination); (b) 42 U.S.C. § 1981 of the Civil Rights Act of 1866 (discrimination); (c) the Age Discrimination in Employment Act, 29 U.S.C. §§ 621-634 (age discrimination in employment including discrimination against individuals over forty years of age); (d) the Equal Pay Act of 1963, 29 U.S.C. § 206 (equal pay); (e) the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq. (handicap discrimination); (f) the California Fair Employment and Housing Act, California Government Code §§ 12900 et seq. (discrimination, including race, color, national origin, ancestry, physical handicap, medical condition, marital status, sex or age); (g) the Fair Labor Standards Act of 1938, 29 U.S.C. §§ 201 et seq. (wage and hour matters); (h) the Consolidated Omnibus Budget Reconciliation Act of 1985, 42 U.S.C. § 1395 et seq. (insurance matters); (i) the Employment Retirement Income Security Act of 1976, 29 U.S.C., § 1001 et seq. (retirement matters); (j) Executive Order 11246 (race, color, religion, sex and national origin discrimination); (k) Executive Order 11141 (age discrimination); (l) Section 503 of the Rehabilitation Act of 1973, 29 U.S.C. §§ 701 et seq. (handicap discrimination).

4.

Acknowledgments Regarding Release.  You acknowledge that you understand and agree that this Agreement fully and finally releases and forever resolves the Claims released and discharged in paragraph 3, including those which may be known, unanticipated and/or unsuspected.  You acknowledge that you are aware that you may hereafter discover facts in addition to or different from those which you now know or believe to exist with respect to the subject matter of this Agreement, but that your intention is fully, finally and forever to settle, release and discharge all Claims, known or unknown, anticipated or unanticipated, suspected or unsuspected, which now exist, may exist or heretofore have existed.  You expressly waive all benefits of any statutes or common law principles, to the extent that such benefits may contravene the provisions of paragraph 3 of this Agreement.  You acknowledge that signing this Agreement including the Release, that you were given a period of at least twenty-one (21) business day in which to consider this Release.  You waive any right you might have to additional time beyond this consideration period within which to consider this Release.  You further acknowledge that:  (1) you took advantage of this period to consider this Release before signing it; (2) you carefully read this Release; (3) you fully understand it; (4) you are entering into it voluntarily;  (5) you are receiving valuable consideration in exchange for your execution of this Release that you would not otherwise be entitled to receive; and (6) the Company, in writing, encouraged you to discuss this Release with your attorney (at your own expense) before signing it, and that you did so to the extent you deemed appropriate. You expressly waive all benefits under Section 1542 of the California Civil Code, as well as under any other statutes or common law principles of similar effect in California or any other jurisdiction, to the extent that such benefits may contravene the provisions of paragraph 6 of this Agreement.  You acknowledge that you have read and understand Section 1542 of the California Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

5.

Revocation.  You acknowledge that you shall be entitled to revoke this Agreement at any time prior to the expiration of seven (7) days after the date of this Agreement, by providing written notice of such revocation to the Company at its regular business address.  You understand and agree that the Company will not pay the Severance Payment until after the expiration of this seven (7) day revocation period.

6.

COBRA Benefits.  You will have the right to COBRA continuation coverage as to any Company-provided medical, dental, or vision plan in which you participate, which means that you will be entitled to buy continued health plan coverage under the normal COBRA health care continuation rules.

7.	Reserved.
8.

No Disparagement; Neutral Reference.  Neither the current officers of the Company or Research Solutions nor you shall make any statement or engage in any conduct which may tend to disparage or actually disparage the good name and reputation of the other.  Further, the parties expressly agree that, if anyone should inquire with the Company or Research Solutions concerning your prior employment, the only information that will be disclosed will be the last position held by you, the dates of your employment, and the fact that you voluntarily resigned from employment.

9.

Return of Confidential Information, Company Computer Programs and Other Company Property.  You agree that upon your execution of this Agreement, you already have, or will, deliver to the Company all Company information and other property, which you currently may have in your possession, custody and control including, but not necessarily limited to: all non-public or proprietary information concerning the Company’s business, property or financial affairs or those of its customers or suppliers including, without limitation, any correspondence, memoranda, files, documents, books, records, notes, plans, lists of customers, prospects, prices, price lists, technical specifications or methodology ("Confidential Information"), trade secrets, employment records and history, business plans, financial information, bank account statements and any and all versions or manifestations of any of the foregoing; the Company’s proprietary intellectual property and all computer programs, software and computer databases owned or licensed by the Company, including each and every “back-up” reproduction, photocopy, PC diskette, “print-out” and electronic hard copy reproduction thereof; and all other property of the

Company or its suppliers, including keys, products, items from inventory, supplies, demonstration and promotional materials, brochures and selling materials, computers and computer equipment.  Your further warrant and represent that you have not retained, and will not retain, Company Confidential Information, documents, data or communications, of any kind or character, whether in hard copy or electronic format.

10.

Restriction on Disclosure of Confidential Information.  You agree that you shall remain bound by the terms and conditions of the Confidential Information and Inventions Assignment Agreement (“PIIA”) (a copy of which has been simultaneously provided with this Agreement), which shall remain in full force and effect.  You acknowledge and agree that, during your employment with the Company and Research Solutions, you have had access to certain Confidential Information (as defined in the PIIA) concerning the Company's and Research Solutions’ business and business activities, and by executing this Agreement you further confirm that you have not retained or provided to others and shall not retain or provide to others any copies, reproductions or means of access (in any form) to any Confidential Information, and that you have not caused and shall not cause any changes, alterations or damage thereto (including the planting of any computer “viruses” therein) or made or make any deletions therefrom.  You acknowledge and agree that any actual or threatened violation of this paragraph will cause the Company and Research Solutions irreparable harm which could not be remedied by monetary damages alone, and you hereby consent to the grant of any injunctive relief for violation of this paragraph.

11.

No Admissions.  Nothing contained in this Agreement, nor any actions taken by you or the Company in the making or performance of this Agreement, shall be construed as or be deemed to be an admission by any of the parties of any fault, liability, or wrongdoing of any kind whatsoever, it being understood and agreed that all fault, liability and wrongdoing is expressly denied.

12.

Integration.  Except for your PIIA, the terms and conditions of which shall remain in full force and effect, this Agreement contains and constitutes the entire agreement and understanding between you and the Company and Research Solutions concerning the subject matter hereof, and supersedes and replaces all prior discussions and negotiations, proposed agreements or agreements, written or oral, pertaining to such subject matter.  You acknowledge that no person has made any promise, representation, or warranty not contained herein to induce you to execute this Agreement and acknowledge that you have not executed this Agreement in reliance on any promise, representation, or warranty not contained herein.

13.

Choice of Law; Venue; Interpretation.  This Agreement shall be governed by, construed, and enforced in accordance with, and subject to, the laws of the State of California, without regard to its principles of conflicts of laws, or U.S. federal law, where applicable, with venue for all purposes in Los Angeles County, California.  This Agreement has been negotiated at arms' length between you and the Company and Research Solutions and any rule of law, including, but not limited to, Section 1654 of the California Civil Code (to the extent it is applicable to this Agreement), or any other statute or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it, is of no application and is hereby expressly waived.  The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the parties to this Agreement.

14.

Severability.  In the event that any provision of this Agreement should be held to be void, voidable, unlawful, or for any reason unenforceable, the remaining portions hereto shall remain in full force and effect.

15.

Non-assignment. The parties acknowledge and represent that each respective party is legally competent to execute this Agreement.  You hereby acknowledge and represent that you have not assigned or otherwise transferred to any other person or entity any interest in any claim, demand, action, and/or cause of action you have, may have, or may claim to have against the Company Parties, and you agree to indemnify and hold harmless all persons or corporate entities released in this Agreement from any and all injuries, harm, damages, costs, losses, expenses, and/or liability, including reasonable attorneys’ fees and court costs incurred as a result of any claims or demands which may hereafter be asserted against any such released persons or entities by, through, or by virtue of, an assignment or other transfer by you.

16.

Attorneys’ Fees.  In the event of any dispute between you and the Company regarding an alleged breach, or the meaning or interpretation of this Agreement, the prevailing party in any ensuing litigation shall be entitled to recovery of his or its legal expenses and costs, including attorneys' fees.

17.

Paragraph Headings; Invalid Clause.  The paragraph headings in this Agreement are for convenience of reference only and they are not intended to and shall not in any way (a) enlarge or diminish the rights or obligations created by this Agreement or (b) affect the meaning or construction of this Agreement.  Should any provision of this Agreement be held invalid or unenforceable, such provision shall be ineffective to the extent of such invalidity or unenforceability, without invalidating the remainder of such provision or the remaining portions of this Agreement.

18.

Knowing and Voluntary Execution of this Agreement.  You acknowledge that you were advised to seek legal advice prior to executing this Agreement and that you have been provided with adequate time to seek legal counsel prior to executing this Agreement.  You further acknowledge and agree that you are voluntarily entering into this Agreement after full disclosure of all the facts and circumstances surrounding the execution of this Agreement and its legal effect.  You expressly acknowledge and agree that you are able to read the language, and understand the meaning and effect, of this Agreement, and you have signed this Agreement knowingly and voluntarily.  The parties acknowledge and agree that all parties shall bear their own attorneys' fees and costs in connection with the negotiation, preparation, and execution of this Agreement.

19.	Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes.

20.	Survival. The terms, conditions and restrictions of paragraphs (3), (8) (9), (10) and (13) shall survive the expiration or termination of this Agreement.
21.

Further Assurances. You hereby agree to execute, acknowledge and deliver to the Company such other and further documents and instruments, and to do all other acts and things, as may be reasonable requested by the Company to carry out the intent and purposes of this Agreement.

If the foregoing terms and conditions are satisfactory to you, please confirm your approval and acceptance of this Agreement by signing and dating this Agreement in the space provided below and by returning it to my attention.  Please keep a copy of this Agreement for your records.

Reprints Desk, Inc.	Research Solutions, Inc.

By:	By:
Name:	Name:
Title:	Title:

Accepted and agreed to on this, the _____

day of ____________________,

By:

Name:

EXHIBIT B

CONFIDENTIAL INFORMATION AND

INVENTIONS ASSIGNMENT AGREEMENT